Exhibit 99.5.1

REPORT UNDER NATIONAL INSTRUMENT 62-103

1.                                      Name and address of Offeror

GeoProMining Ltd. (the “Offeror”)
PO Box 3321 Drake Chambers
Road Town, Tortola,  British Virgin Islands

2.                                      Designation and number, or principal amount, of securities and the offeror’s security holding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the news release, and whether it was ownership or control that was acquired in those circumstances.

The Offeror has entered into a deposit agreement (the “Deposit Agreement”) with Vedanta Resources plc, Welter Trading Limited and Twin Star International Limited (the “Shareholders”).  Pursuant to the terms of the Deposit Agreement, the Offeror has agreed, subject to certain conditions and limitations, to make an offer (the “Offer”) to acquire, directly or indirectly, all of the issued and outstanding common shares (the “Shares”) of Sterlite Gold Ltd. (“Sterlite”) at a price of US$0.3845 per Share. The Offeror has agreed to alternatively acquire, directly or indirectly, under the Offer all of the shares of any holding company (a “Holdco”) that holds the Shares provided certain conditions are met (the “Holdco Alternative”).  Such shareholders will be required to enter into a share purchase agreement with the Offeror providing for the acquisition by the Offeror of all the issued and outstanding shares (“Holdco Shares”) of a Holdco (the “Holdco Agreement”).

Under the Deposit Agreement, the Shareholders have deposited all of the Shares beneficially owned by it with an escrow agent and have agreed to deposit or cause to be deposited under the Offer and not withdraw such Shares (or all of the common shares of any holding company that holds such Shares) immediately prior to effective time of the Offer. The aggregate 223,417,031 Shares currently beneficially owned or controlled by the Shareholders, which are subject to the Deposit Agreement, constitute approximately 84.2% of the outstanding Shares.

3.                                      Designation and number, or principal amount, of securities and the offeror’s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligations to file a news release.

The Offeror does not currently own any Shares. See item 2 above.

4.                                      Designation and number, or principal amount of securities, and the percentage of outstanding securities of the class of securities referred to in paragraph 3 over which:

(i)                                    The offeror, either alone or together with joint actors, has ownership and control,

Nil.

(ii)                                The offeror, either alone or together with joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor,

The Offeror is deemed to have acquired ownership over 223,417,031  Shares (or approximately 84.2% of the outstanding Shares).

(iii)                            The offeror, either alone or together with joint actors, has exclusive or shared control but does not have ownership.

Nil.

5.                                      The name of the market in which the transaction or occurrence that gave rise to the news release took place.

By private agreement.

6.                                      The purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to the news release, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer.

The Offeror entered into the Deposit Agreement with the Shareholders in connection with its current intention to make the Offer.  Provided that the conditions to making the Offer are satisfied or waived by the Offeror, the Offeror currently intends to make the Offer, and, if the conditions to the Offer are satisfied or waived by the Offeror, to acquire all of the Shares deposited under the Offer (including the Shares held by the Shareholders).

7.                                      The general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer, entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to the news release, including agreements with respect to the acquisition, holding, disposition or voting of any securities.

The following is a summary of the principal terms of the Deposit Agreement.

Acceptance of the Offer. Pursuant to the Deposit Agreement, the Shareholders have deposited all of the Sterlite Gold Shares beneficially owned by it with an escrow agent and have irrevocably agreed to accept the Offer, and to validly deposit or cause to be deposited, the Sterlite Gold Shares (or alternatively the shares of a Holdco that holds the Shares provided certain conditions are met) to the Offer immediately prior to effective time of the Offer and, thereafter, to not withdraw or permit such Shares (or the shares of the holding company that holds the Shares) deposited under the Offer to be withdrawn from the Offer.

Holdco Alternative.  As contemplated by the terms of the Offer described in the Deposit Agreement and subject to the terms contained therein, a seller will be entitled to engage in a re-organization of the holdings of the Shares in which it has a beneficial interest prior to the take-up of the Shares by the Offeror under the Offer and to use the Holdco Alternative to tender to the Offer the Shares in which it has a beneficial interest.  If a Seller so chooses the Holdco Alternative, such Seller will be required to enter into a Holdco Agreement and related indemnity agreement and validly deposit or cause to be deposited, in addition to the Shares beneficially owned or controlled by it, on the date immediately prior to the expiry of the Offer, all Holdco Shares.

Deposit of Offer Consideration. Pursuant to the Deposit Agreement, the Offeror has deposited funds in the amount of US$127 million with an escrow agent to secure the payment of the aggregate offer price payable to all Sterlite Gold shareholders as well as to lend Sterlite Gold sufficient funds to repay the outstanding indebtedness of Sterlite Gold and its subsidiaries owed to Vedanta Resources plc and its affiliates up to a maximum of US$25 million (the “Vedanta Debt”). The Vedanta Debt is currently payable on demand.

Termination of the Deposit Agreement. The Deposit Agreement may be terminated in certain circumstances, including:

(a)                                by mutual written agreement of the Shareholders and the Offeror;

(b)                               by the Shareholders if, (i) the Offer has not been made in accordance with the Deposit Agreement by August 22, 2007, (ii) the Offer (or any amendment thereto), does not conform in all material respects with the requirements of the Deposit Agreement, or any amendment thereof that has been mutually agreed to by the parties and such unconformed portions of the Offer have not been conformed by the Offeror on or before the earlier to occur of the third business day following receipt from the Offeror of written notice specifying in reasonable detail such unconfirmed portions of the Offer and the expiry of the Offer, (iii) if the Offeror shall not have complied in all material respects with its covenants contained in the Deposit Agreement or in the Offer and such breached covenants have not been cured by the Offeror on or before the earlier to occur of the third business day following receipt from the Offeror of written notice specifying in reasonable detail such breached covenants and the expiry of the Offer, or (iv) the Offer has been terminated, withdrawn or expires without Shares being taken up thereunder;

(c)                                by the Offeror at any time prior to the earlier of the mailing of the bid circular and August 22, 2007 if: (i) the representations and warranties of the Shareholders set forth in the applicable provisions of Deposit Agreement are not true and correct in all material respects and such untrue or incorrect representations or third business day following receipt of written notice from the Offeror specifying in reasonable detail such untrue or incorrect representations or warranties, (ii) any of the Shareholders has not complied in all material respects with its covenants contained in the Deposit Agreement other than certain sections and such breached covenants have not been cured by the Shareholders on or before the third business day following receipt from the Offeror of written notice specifying in reasonable detail such breached covenants, (iii) the share documents are not deposited into escrow under the bid escrow agreement in accordance with the Deposit Agreement; or (iv) any of the applicable conditions in Deposit Agreement are not satisfied;

(d)                                 by any Shareholder at any time prior to the earlier of the mailing of the bid circular and August 22, 2007 if: (i) the representations and warranties of the Offeror set forth in the applicable section of the Deposit Agreement are not true and correct in all material respects and such untrue or incorrect representations or warranties have not been cured by the Offeror on or before the third business day following receipt of written notice from such Shareholder specifying in reasonable detail such untrue or incorrect representations or warranties, or (ii) the Offeror has not complied in all material respects with its covenants contained in the Deposit Agreement and such breached covenants have not been cured by the Offeror on or before the third business day following receipt from such Shareholder of written notice specifying in reasonable detail such breached covenants; and

(e)                                  by the Offeror if the conditions of the offer set forth in the Deposit Agreement are not satisfied or waived on or prior to the expiry time of the Offer.

8.                                      The names of persons or companies acting jointly or in concert with the offeror in connection with the disclosure required above.

Not applicable.

9.                                      Nature and value of consideration paid by the offeror, if the transaction or occurrence disclosed in this report did not take place on a stock exchange or other published market for the securities.

The Offeror has agreed in the Deposit Agreement to pay US$0.3845 per Share under the Offer subject to the satisfaction or waiver by the Offeror of certain conditions.

10.                               When applicable, a description of any change in any material facts set out in a previous report under the legislation stated above.

Not applicable.

DATED this 16th day of August, 2007.

GEOPROMINING LTD.

By:	(signed) Koba Nakopia
Name:	Koba Nakopia
Title:	Director